Exhibit 10.1

FIRST AMENDMENT

TO

Employment Agreement

This FIRST AMENDMENT (the"Amendment''),  dated as of September 20, 2022 ("Amendment Date"), to the Employment Agreement (the "Employment Agreement"), dated December 14, 2017 ("Effective Date"), is made by and among Robert Beechey ("Executive") and Aspira Women's  Health Inc., for itself and on behalf of its wholly owned affiliates (collectively "Aspira" or "Company").

RECITALS

A. Aspira is dedicated to the discovery, development, and utilization of novel, high- value diagnostic and bio-analytical solutions and aids that help physicians diagnose, treat,  and improve gynecologic health outcomes for women.

B.	Company desires to amend the Employment Agreement for Executive.

NOW, THEREFORE,  in consideration of these premises and the covenants set forth below,  and for good and valuable consideration, Executive and Company hereby amend the Agreement as follows:

AGREEMENT

1.The parties acknowledge and agree that the  First Amended Agreement shall commence on the Amendment Date and shall continue until December 31, 2023 ("First  Amendment Term").

2.The Agreement is further amended to include the following  new paragraph at the end of Section 2 of the Employment Agreement:

2. Compensation. In addition to base salary, Executive will be eligible for a bonus of up to $100,000 for performance related to the closing  of Project Ascension (equity financing), and an additional bonus, which amount is to be determined by the Compensation Committee of the Board of Directors, for performance related to the closing of any additional financing transactions before December 31, 2023 (collectively, "Bonuses"). Any such Bonuses will be payable to Executive within 30 days  of approval by the Compensation Committee of the Board of Directors (but in any event no later than March 15, 2023).

5. Termination. If Executive's employment is terminated by the Company for any reason before December 31, 2023, the Executive shall be required to repay to the Company, within 30 days of such te1mination, any Bonuses paid by the Company under the last paragraph of Section 2  of this Agreement; provided,  however, the Executive authorizes the  Company, to the extent permitted by applicable law (including, without limitation, Section 409A of the Code),  to reduce any amounts due under the Employment Agreement, including those set forth  in Paragraph 5(a).

Exhibit 10.1

3. Except as specifically amended hereby, all other terms and provisions of the Employment Agreement remain in full force and effect.

4. This Amendment may be executed in two or more  counterparts, each  and all of which shall be deemed an original and all of  which together shall constitute one  and the same instrument. The exchange of executed counterparts of this Amendment  or of signature pages by  facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment,  and such  counterparts may be  used in lieu of the  original for  all purposes.

[Signature page to follow]

Exhibit 10.1

IN WITNESS WHEREOF, the Patties have executed this Amendment on the date first written above.

ROBERT BEECHEY	ASPIRA WOMEN’S HEALTH INC.
By: /s/ Robert Beechey________	By: /s/ Nicole Sandford__________
Name: Robert Beechey________	Name: Nicole Sandford__________
Date: September 20, 2022_____	Title: CEO_____________________